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PROSPECTUS SUPPLEMENT                           FILED PURSUANT TO RULE 424(B)(3)
(TO PROSPECTUS DATED APRIL 28, 1998)                  REGISTRATION NO. 333-45207


                                   EVI, INC.

 8,050,000 5% CONVERTIBLE SUBORDINATED PREFERRED EQUIVALENT DEBENTURES DUE 2027
                      ($50 PRINCIPAL AMOUNT PER DEBENTURE)
         (INTEREST PAYABLE FEBRUARY 1, MAY 1, AUGUST 1 AND NOVEMBER 1)


                        5,031,250 SHARES OF COMMON STOCK
                        --------------------------------


     This document supplements the Prospectus dated April 28, 1998, relating to
(i) the offering of 8,050,000 5% Convertible Subordinated Preferred Equivalent Debentures due 2027 (the "Debentures"), having a $50 principal amount per Debenture, of EVI, Inc., a Delaware corporation (the "Company"), and (ii) 5,031,250 shares of the Company's common stock, $1.00 par value (the "Common Stock"), which are initially issuable upon conversion of the Debentures plus such additional indeterminate number of shares of Common Stock as may become issuable upon conversion of the Debentures as a result of adjustments to the conversion price (the "Shares"). The Debentures and the Shares are being offered for the account of the holders thereof (the "Selling Securityholders"). The Debentures were initially acquired from the Company by Morgan Stanley & Co. Incorporated, Donaldson, Lufkin & Jenrette Securities Corporation, Credit Suisse First Boston Corporation, Lehman Brothers Inc., Prudential Securities Incorporated and Schroder & Co. Inc. in November 1997 in connection with a private offering.

     This Prospectus Supplement is hereby incorporated by reference into the Prospectus and all terms used herein shall have the meaning assigned to them in the Prospectus. The Common Stock is listed on the New York Stock Exchange (the "NYSE") under the symbol "EVI". On May 22, 1998, the last reported sales price for the Common Stock as reported on the NYSE was $49 per share.

     This Prospectus Supplement replaces and supersedes in its entirety the Prospectus Supplement dated May 20, 1998, and the Selling Securityholders' information attached to this Prospectus Supplement replaces and supersedes in its entirety the information set forth for the Selling Securityholders on pages 9, 10 and 11 of the Prospectus.



                        --------------------------------
   SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THE PROSPECTUS FOR A DESCRIPTION
     OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.


                        --------------------------------
    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
            HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
               SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                        --------------------------------

            The date of this Prospectus Supplement is May 26, 1998.

     Based solely on information provided by the Selling Securityholders, the following table sets forth certain information with respect to the Debentures and the Shares beneficially owned by each Selling Securityholder and the number of such securities that may be sold pursuant to this Prospectus:

                                                            NUMBER OF      NUMBER OF     NUMBER OF    NUMBER OF
                                                            DEBENTURES       SHARES      DEBENTURES    SHARES
                         NAME OF                           BENEFICIALLY   BENEFICIALLY     TO BE        TO BE
                 SELLING SECURITYHOLDER                      OWNED(1)       OWNED(2)      SOLD(3)      SOLD(3)
                 ----------------------                    ------------   ------------   ----------   ---------
AIM Charter Fund.........................................     300,000        187,500       300,000         --
AIM V.I. Growth & Income.................................      50,000         31,250        50,000         --
Alexandra Global Investment Fund, I......................      45,000         28,125        45,000         --
Allegheny Teledyne Inc. Pension Plan(4)..................      78,200         48,875        78,200         --
Allstate Insurance Company...............................      60,000         65,600(5)     60,000         --
Alscott Investments, LLC(4)..............................      60,700         37,937        60,700         --
American Investors Life Insurance Company(6).............      15,000          9,375        15,000         --
Argent Classic Convertible Arbitrage Fund L.P. ..........      25,000         15,625        25,000         --
Argent Classic Convertible Arbitrage Fund (Bermuda)
  L.P....................................................     130,000         81,250       130,000         --
Arkansas PERS............................................      30,000         18,750        30,000         --
Associated Electric and Gas Insurance Services Limited...      10,000          6,250        10,000         --
Bank of America Convertible Securities Fund..............       5,600          3,500         5,600         --
Colgate-Palmolive Company Pension Fund(4)................       4,500          2,812         4,500         --
Common Fund(4)...........................................       3,400          2,125         3,400         --
Davis Convertible Securities Fund........................      70,000         43,750        70,000         --
Delaware PERS............................................      25,000         15,625        25,000         --
Deutsche Bank A.G.(7)....................................     502,750        314,218       502,750         --
Donaldson, Lufkin & Jenrette Securities Corporation(8)...     532,600        332,875       532,600         --
Employee Benefit Convertible Fund........................       3,200          2,000         3,200         --
Estate of Carol G. Simon(4)..............................       7,000          4,375         7,000         --
Federated Equity Funds, a Massachusetts business trust,
  on behalf of its Federated Capital Appreciation Fund...      34,000         31,250        34,000         --
Federated Equity Income Fund, Inc.(8)....................     624,800        390,500       624,800         --
Federated Insurance Series, a Massachusetts business
  trust, on behalf of its Federated Equity Income Fund
  II.....................................................      10,200          6,375        10,200         --
Fidelity Financial Trust:
  Fidelity Convertible Securities Fund(9)................      30,000      2,419,800(10)    30,000         --
Franklin Custodian Funds -- Income Fund(11)..............   1,100,000        687,500     1,100,000         --
Franklin Investors Securities Trust -- Convertible
  Securities Fund........................................      20,000         12,500        20,000         --
Franklin Valuemark Income Securities Fund................     110,000         68,750       110,000         --
Frederic C. Hamilton(4)..................................      10,300          6,437        10,300         --
GEM Convertible Securities Partners, L.P. ...............      41,600         26,000        41,600         --
General Motors Employees Domestic Group Pension
  Trust(12)..............................................     118,350         73,968       118,350         --
General Motors Foundation, Inc.(12)......................       4,350          2,718         4,350         --
General Motors Investment Management Corp.(6)............      75,000         46,875        75,000         --
Golden Rule Insurance Company(4).........................      56,300         35,187        56,300         --
Hawaiian Airlines Pension Plan for Salaried Employees....         400            250           400         --
Hawaiian Airlines Employees Pension Plan-IAM.............       1,500            937         1,500         --
HSBC Securities Inc. ....................................      73,000         45,625        73,000         --
ICI American Holdings Trust..............................      11,000          6,875        11,000         --
J.P. Morgan & Co. Incorporated...........................     265,000        170,227       265,000         --
Kapiolani Medical Systems................................       4,000          2,500         4,000         --
Lakeside Capital L.L.C. .................................       3,200          2,000         3,200         --
Lazard Freres & Co. LLC..................................      47,600         29,750        47,600         --
Lincoln National Convertible Securities Fund(13).........      47,875         29,921        47,875         --
MainStay Convertible Fund(14)............................     171,000        106,875       171,000         --
MainStay Strategic Value Fund(14)........................       4,000          2,500         4,000         --
MainStay VP Convertible Portfolio(14)....................      30,000         18,750        30,000         --
Mark IV Industries, Inc. and Subsidiaries Master
  Trust(4)...............................................       2,000          1,250         2,000         --
McMahan Securities Company, L.P. ........................       4,825          3,016         4,825         --
MFS Series Trust I -- MFS Convertible Securities Fund....         200            125           200         --
MFS Series Trust V -- MFS Total Return Fund..............      59,800         37,375        59,800         --
Motors Insurance Corporation(15).........................      37,300         23,312        37,300         --
Mount Sinai School of Medicine(4)........................       2,600          1,625         2,600         --
Nalco Chemical Retirement Trust..........................       5,000          3,125         5,000         --
Nationwide Family of Funds, on behalf of its Nationwide
  Equity Income Fund.....................................         800            500           800         --

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
                                                            NUMBER OF      NUMBER OF     NUMBER OF    NUMBER OF
                                                            DEBENTURES       SHARES      DEBENTURES    SHARES
                         NAME OF                           BENEFICIALLY   BENEFICIALLY     TO BE        TO BE
                 SELLING SECURITYHOLDER                      OWNED(1)       OWNED(2)      SOLD(3)      SOLD(3)
                 ----------------------                    ------------   ------------   ----------   ---------
New York Life Separate Account #7(14)....................      10,000          6,250        10,000         --
Pacific Horizon Capital Income Fund......................      97,000         60,625        97,000         --
Pacific Innovation Trust Capital Income Fund.............       4,000          2,500         4,000         --
PaineWebber Balanced Fund, a series of PaineWebber Master
  Series, Inc. ..........................................      13,000          8,125        13,000         --
PaineWebber Growth and Income Fund, a series of
  PaineWebber America Fund...............................      63,000         39,375        63,000         --
PaineWebber Series Trust -- Balanced Portfolio...........       2,800          1,750         2,800         --
PaineWebber Series Trust -- Growth and Income
  Portfolio..............................................       1,200            750         1,200         --
Paloma Securities L.L.C. ................................      70,000         71,650        70,000         --
Phoenix Convertible Fund.................................      42,000         26,250        42,000         --
Pitney Bowes Retirement Fund(4)..........................      59,000         36,875        59,000         --
PRIM Board...............................................      46,000         28,750        46,000         --
Public Employees' Retirement Association of Colorado.....      70,000        114,250        70,000         --
Regence Blue Cross Blue Shield of Idaho(6)...............       1,000            625         1,000         --
Retirement Plan for Pilots of Hawaiian Airlines..........       2,500          1,562         2,500         --
Saudi International Bank.................................      60,000         37,500        60,000         --
Shepherd Investments International Ltd.(16)..............     884,900        553,062       884,900         --
Stark International(17)..................................     402,150        251,343       402,150         --
Starvest Discretionary...................................      10,000          6,250        10,000         --
State of Oregon/SAIF Corporation.........................     100,000         62,500       100,000         --
State of Oregon Equity...................................      95,000         59,375        95,000         --
The Gabelli Global Convertible Securities Fund...........       4,000          2,500         4,000         --
The Lutheran Church-Missouri Synod.......................      45,000         28,125        45,000         --
The Northwestern Mutual Life Insurance Company...........     200,000(18)    351,700(19)   200,000(18)      --
The TCW Group, Inc. .....................................     188,200        117,625       188,200         --
The Value Line Income Fund...............................      40,000         25,000        40,000         --
TQA Vantage Plus, Ltd. ..................................      12,500          7,812        12,500         --
TQA Vantage Fund, Ltd. ..................................      25,000         15,625        25,000         --
TQA Leverage Fund, L.P. .................................      12,500          7,812        12,500         --
TQA Arbitrage Fund, L.P. ................................      50,000         31,250        50,000         --
United National Insurance(13)............................       2,275          1,421         2,275         --
United States Olympic Foundation(4)......................      22,500         14,062        22,500         --
Van Kampen American Capital Convertible Securities
  Fund(20)...............................................      15,000          9,375        15,000         --
Van Kampen American Capital Harbor Fund(20)..............      40,000         25,000        40,000         --
Walker Art Center(13)....................................       5,515          3,446         5,515         --
Weirton Trust(13)........................................      14,335          8,959        14,335         --
Wenonah Development Company..............................      22,000         13,750        22,000         --
Xerox Corporation Profit Sharing Plan(4).................      26,900         16,812        26,900         --
ZENECA Holdings Trust....................................      11,000          6,875        11,000         --

---------------

 (1) None of the Selling Securityholders beneficially own one percent or more of the outstanding Debentures or Shares, except for AIM Charter Fund, Argent Classic Convertible Arbitrage Fund (Bermuda) L.P., Deutsche Bank A.G., Donaldson, Lufkin & Jenrette Securities Corporation, Federated Equity Income Fund, Inc., Franklin Custodian Funds -- Income Fund, Franklin Valuemark Income Securities Fund, General Motors Employees Domestic Group Pension Trust, J.P. Morgan & Co. Incorporated, MainStay Convertible Fund, Pacific Horizon Capital Income Fund, Shepard Investments International Ltd., Stark International, State of Oregon/SAIF Corporation, The Northwestern Mutual Life Insurance Company and The TCW Group, Inc., which own 3.7%, 1.6%, 6.2%, 6.6%, 7.8%, 13.7%, 1.4%, 1.5%, 3.3%, 2.1%, 1.2%,
     11.0%, 5.0%, 1.2%, 2.5% and 2.3% of the Debentures, respectively.

 (2) Includes shares of Common Stock issuable upon conversion of the Debentures.

 (3) Because a Selling Securityholder may sell all or a portion of the Debentures and the Shares pursuant to this Prospectus, no estimate can be given as to the number and percentages of Debentures or Shares that will be held by the Selling Securityholder upon termination of any such sales.

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 (4) GEM Capital Management, Inc. serves as investment advisor and, in its capacity as such, has investment discretion with respect to the Debentures and Shares.

 (5) Includes 28,100 shares of Common Stock beneficially owned by Allstate Insurance Company.

 (6) Salomon Brothers Asset Management Inc. serves as discretionary investment advisor and, in its capacity as such, has sole voting and investment power over the Debentures and Shares.

 (7) The address for Deutsche Bank A.G. is 31 W. 52nd Street, New York, New York 10019.

(8)  The address for Donaldson, Lufkin & Jenrette Securities Corporation is
     277 Park Avenue, New York, New York 10172. The address for Federated Equity Income Fund is Federated Investors Tower, 1001 Liberty Avenue, Pittsburgh, Pennsylvania 15222-3779.

 (9) Fidelity Management & Research Company ("Fidelity"), a wholly owned subsidiary of FMR Corp. ("FMR") and a registered investment adviser, is the beneficial owner of 30,000 Debentures, and the underlying 18,750 shares of Common Stock, as a result of acting as investment adviser to Fidelity:
     Financial Trust: Fidelity Convertible Securities Fund (the "Fund"). Fidelity's and FMR's address is 82 Devonshire Street, Boston,
     Massachusetts 02109.

(10) FMR is deemed to be the beneficial owner of the 30,000 Debentures and an aggregate of 2,419,800 shares of Common Stock, consisting of 18,750 shares of Common Stock issuable upon conversion of the Debentures and an additional 2,401,050 shares of Common Stock (representing approximately 5.0% of the outstanding shares of Common Stock).

(11) The address for Franklin Custodian Funds -- Income Fund is 777 Mariners Island Blvd., 7th Floor, San Mateo, California 94404.

(12) General Motors Investment Management Corporation serves as investment advisor and, in its capacity as such, has sole voting and investment power over the Debentures and Shares.

(13) Lynch & Mayer, Inc. serves as investment advisor and, in its capacity as such, has shared investment power over the Debentures and Shares.

(14) MacKay-Shields Financial Corp. serves as investment advisor and, in its capacity as such, has shared voting and investment power over the Debentures and Shares.

(15) General Motors Investment Management Corporation serves as investment advisor and, in its capacity as such, has sole voting and investment power over 27,300 Debentures. Salomon Brothers Asset Management Inc. serves as discretionary investment advisor and, in its capacity as such, has sole voting and investment power over 10,000 Debentures.

(16) The address for Shepard Investments International Ltd. is 1500 West Market Street, Suite 200, Mequon, Wisconsin 53092.

(17) The address for Stark International is 1500 West Market Street, Suite 200, Mequon, Wisconsin 53092.

(18) Includes 10,000 Debentures held in the Northwestern Mutual Life Insurance Company Group Annuity Separate Account. The Northwestern Mutual Life Insurance Company has shared voting and shared investment power with respect to these 10,000 Debentures.

(19) Includes 51,550 shares, including the 6,250 shares of Common Stock issuable upon conversion of the Debentures described in note 18, held in The Northwestern Mutual Life Insurance Company Group Annuity Separate Account. The Northwestern Mutual Life Insurance Company has shared voting and shared investment power with respect to these shares.

(20) Van Kampen American Capital Asset Management, Inc. serves as investment advisor and, in such capacity, has discretionary authority to make investment decisions with respect to the Debentures and Shares.

     None of the Selling Securityholders named above have, within the past three years, held any position, office or other material relationship with the Company or any of its predecessors or affiliates, except as noted above.

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